CENTRE FUNDS – N-SAR for Period Ended March 31, 2015

Item 77M

Mergers

Form of Agreement and Plan of Reorganization among Total Return U.S. Treasury Fund, Inc., North American Government Bond Fund, Inc., ISI Strategy Fund, Inc. and Managed Municipal Fund, Inc. (each, an “Acquired Fund” and together the “Acquired Funds”), each of which is a Maryland corporation, Centre Funds (the “Acquiring Trust”), a Delaware statutory trust, on behalf of its series, Centre Active U.S. Treasury Fund, Centre American Select Equity Fund and Centre Active U.S. Tax Exempt Fund (each, an “Acquiring Fund” and together, the “Acquiring Funds”), International Strategy & Investment Inc., the investment adviser to each Acquired Fund, and Centre Asset Management, LLC, the investment adviser to each Acquired Fund., is incorporated herein by reference to Registrant’s Registration Statement on Form N-14/A, filed on February 10, 2015, accession number:  0000919574-15-000906.